Exhibit 10.4(b)

Brian West
Chief Operating Officer

June 5, 2015

Mr. J. Powell

Dear James,

I am delighted to offer you the position of Chief Technology Officer. In this role you will be based in the New York City/Wilton, Connecticut offices, reporting to me. Your hire date will be July 6th.

Your annualized base salary will be $750,000, payable in biweekly installments. You will participate in our Annual Incentive Plan with an annual target in 2015 of $750,000. It is our expectation that you will receive a pro-rated portion (50%) of your 2015 Thomson Reuters bonus and we will provide you with 50% of your 2015 annual Nielsen target bonus. In the event that you are required to forfeit the pro-rated Thomson Reuters bonus we will provide you with the full year Nielsen bonus. Payout will be earned based on performance in accordance with plan rules and paid in February 2016.

As a member of Nielsen’s senior management team, you will be eligible to participate in discretionary Long Term Incentive (LTI) awards. The annual value of these awards will be approximately $1,300,000, as determined by Nielsen consistently with other executives participating in the plan.

On July 23, 2015, we will recommend that the Compensation Committee approve a grant of performance restricted stock units (PRSUs), having a value of approximately $650,000 under our 2015 Long Term Performance Plan (LTPP), as determined by Nielsen consistently with other executives participating in the plan. PRSUs are earned based on the company achieving relative TSR and Free Cash Flow performance targets over a three-year period. A copy of the 2015 LTPP plan is enclosed for your reference. Normally these grants are made in February. However, we believe it is important that you participate immediately in this year's plan.

In October 2015, we will recommend to the Compensation Committee that you be awarded an equity grant consisting of restricted stock units (RSUs) and/or stock options having a combined value of approximately $650,000, as determined by Nielsen consistently with other executives participating in the plan. Stock options and RSUs automatically vest in 4 equal annual installments commencing on the first anniversary of the grant date provided you are an employee on the vesting date.

On July 23, 2015 we will recommend that the Compensation Committee approve a grant of RSUs, having an approximate value of $4,500,000 to compensate you for the loss of unvested equity at Thomson Reuters. The number of RSUs will be determined based on the closing price of a Nielsen share on the date of approval. The RSUs will vest in four equal annual installments commencing on the first anniversary of the grant date, provided you are an employee on the vesting date.

As a senior executive at Nielsen you are expected to accumulate and maintain a meaningful level of stock ownership in the Company. The value of your stock ownership guideline is 2x your annual salary. The guideline shares will be determined using the closing price of a Nielsen share on your date of hire. A summary of our stock ownership guideline is in the addendum to this letter.

You will be eligible to claim reimbursement for financial planning expenses up to a maximum of $15,000 per year. Reimbursements are subject to ordinary income tax.

As a Nielsen employee, you will be eligible for all benefits currently offered to members of the Nielsen management team as of your first day of employment. Information on enrollment will be e-mailed to you shortly after your start date and must be completed within 31 days of your date of hire. If you do not receive an email, please contact the Fidelity Benefits Service Center (1-800-500-2363). You will also be eligible to participate in our retirement savings plan, and for four weeks of vacation annually (which accrues throughout the year).

While it is our sincere hope that our relationship will be a long and mutually beneficial one, your employment by Nielsen is at-will, which means either you or the company may voluntarily terminate your employment at any time. In the event your employment is terminated involuntarily (except in cases deemed to be "for cause") or voluntarily "for good reason" as defined in the addendum to this letter, and subject to your signing the enclosed Severance and Release Agreement on your last day of employment, you will be entitled to a salary continuation benefit of twelve months' base salary, to be paid in the normal payroll cycle following the termination date, plus health benefits continuation for the twelve months with premiums deducted from your severance on an after-tax basis.

This offer is conditional upon the following:

1.	Successful completion of a background check including prior employment and education verification.
2.

Your completion of the Employment Eligibility Verification Form I-9.  The Immigration Reform and Control Act of 1985 requires employers to verify that all employees are legally authorized to work in the United States.

3.

Signed return of necessary documents listed on the form to establish your identity and employment eligibility. This form, and other new hire paperwork will be sent to you upon accepting this offer and should be submitted on your first day of employment.

4.	Signed copy of attached non-compete and confidentiality agreement.

James, on behalf of the entire Nielsen team, I am thrilled to welcome you to our organization. I look forward to working together as you build a rewarding career and we create long term value at Nielsen.

Sincerely,

Brian West
Accepted:

	James Powell	Date:

ADDENDUM TO OFFER LETTER DATED JUNE 5, 2015

Share Ownership Guidelines Summary

•	Eligible shares include shares owned directly, jointly, beneficially owned held indirectly, shares held in 401k
•	Ineligible shares include stock options and shares pledged for loans
•

There is no set time period to attain the guideline but until the guideline is attained, executive is restricted from selling shares (with the exception of shares used to cover income tax liability on vesting RSUs and on option exercise and hold transactions)

•	Until the guideline is met, it is reset annually in January using the closing price of Nielsen stock on December 31st of the preceding year (subject to compensation committee discretion)
•	Once the guideline is met, there is no reset of the guideline unless the executive crosses a threshold (due to position or salary).
•	Guidelines are set using a multiple of base salary
•	Currently, the guidelines are:

o CEO	6x Base Salary
o Section 16 Officers (over $600k)	3x Base Salary
o Section 16 Officers (under $600k)	1x Base Salary
o NGL (over $600k)	2x Base Salary
o NGL (under $600k)	1x Base Salary

•	Executive is to produce an annual statement or certification of share ownership
•	Compensation Committee may waive application of guidelines in event of financial hardship

Severance definitions

“Cause” shall mean “Cause” as such term may be defined in any employment, change in control or severance agreement between the Participant and the Company or any of its Subsidiaries (the “Employment Agreement”), or, if there is no such Employment Agreement or if no such term is defined therein, “Cause” shall mean: (i) the Participant’s willful misconduct with regard to the Company or any of its Subsidiaries; (ii) the Participant is indicted for, convicted of, or pleads nolo contendere to, a felony, a misdemeanor involving moral turpitude, or an intentional crime involving material dishonesty other than, in any case, vicarious liability; (iii) the Participant’s conduct involving the use of illegal drugs in the workplace; (iv) the Participant’s failure to attempt in good faith to follow a lawful directive of his or her supervisor within ten (10) days after written notice of such failure; and/or (v) the Participant’s breach of any agreement with the Company or any Subsidiary which continues beyond ten (10) days after written demand for substantial performance is delivered to the Participant by the Company (to the extent that, in the reasonable judgment of the Committee (or its designee), such breach can be cured by the Participant.

“Good Reason” shall mean, without the Participant’s consent, (i) a reduction in the Participant’s annual rate of base salary (excluding any reduction in the Participant’s base salary that is part of a plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in the Participant’s rate of base salary is not greater than fifteen percent (15%) of such rate of base salary); (ii) the material diminution of the Participant’s position due to the Company’s removal of the Participant from the Global Band in which he was employed immediately prior to such removal, to a position within a Global Band that is lower in rank than such prior Global Band; or (iii) the relocation by the Company or any of its Subsidiaries of the Participant’s primary place of employment with the Company or any of its Subsidiaries to a location more than fifty (50) miles outside of the Participant’s principal place of employment immediately prior to such relocation (which shall not be deemed to occur due to a requirement that the Participant travel in connection with the performance of his or her duties); in any case of the foregoing, that remains uncured after ten (10) business days after the Participant has provided the Company written notice that the Participant believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within thirty (30) business days after such event has first occurred.